Exhibit 99.1

National CineMedia, Inc. Reports Results for
Fiscal Second Quarter 2021

Quarterly Cash Dividend Remains at $0.05 per Share
Company Encouraged with the Increase in Advertising Demand Following Recent Box Office Success
Centennial, CO - August 9, 2021 - National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 48.2% of National CineMedia, LLC (NCM LLC), the operator of the largest cinema advertising network reaching movie audiences in the U.S., announced today consolidated results for the fiscal second quarter ended July 1, 2021.
COVID-19 Pandemic
Beginning in 2021, multiple COVID-19 vaccines were approved and have been widely administered throughout the United States. As a result, during the second quarter of 2021 government restrictions lessened allowing theaters in key larger markets to fully reopen over the course of the second quarter of 2021. As of July 1, 2021, approximately 97.0% of the theaters within the Company’s network were open. With nearly all U.S. theaters reopened, multiple successful major motion pictures were released during the second quarter of 2021 resulting in the highest theater attendance since the start of the COVID-19 Pandemic. The movie slate for the remainder of 2021 and into 2022 remains packed due to the addition of the major motion pictures originally scheduled for 2020.
Despite the increase in network attendance, in-theater advertising revenue for the second quarter of 2021 remained significantly below historical levels as management believes many advertisers continued to delay making commitments until they confirmed that industry attendance had achieved necessary critical mass. In addition, we were not able to participate in the 2021 advertising upfront marketplace during the summer of 2020 while theaters were closed. Given these lower revenue levels and future market uncertainties, the Company continued to manage its liquidity position through various cost-control measures during the six months ended July 1, 2021, with total operating expenses over 20% lower in the six months ended July 1, 2021, as compared to the six months ended June 25, 2020. Since the beginning of the COVID-19 pandemic, the Company has significantly reduced payroll related costs through a combination of temporary furloughs, permanent layoffs and salary reductions. In total, the Company’s headcount has been reduced by over 30% as compared to headcount levels prior to the COVID-19 pandemic.
On August 8, 2021, the Board of Directors of NCM, Inc. and required NCM LLC founding members approved the material terms of a $20.0 million unsecured revolving loan agreement between NCM Inc. and NCM LLC. Borrowings by NCM LLC will be available from October 1, 2021 through March 31, 2022. The final definitive loan agreement is expected to be completed in the third quarter of 2021. Once entered into, this revolving loan facility will provide NCM LLC with short-term working capital loans as we rebuild our advertising revenue base and collect the related accounts receivable balances and will provide additional cushion with respect to the NCM LLC debt covenants.
NCM LLC’s cash balance as of July 1, 2021 was $98.2 million. Including the $50.8 million at NCM, Inc, the Company had $149.0 million of cash, cash equivalents and investments as of July 1, 2021. Much of NCM LLC's non-employee related operating cost structure is variable based on the level of advertising revenue and theater attendance. Costs such as theater access fees, network affiliate payments and Platinum Spot revenue share payments were not incurred during periods when the theaters were closed and were reduced for the period of time that attendance and theatrical release schedules were less than historical levels.
While the COVID-19 pandemic makes it challenging for management to estimate the future performance of our business, particularly over the near to medium term, the Company began to ramp up its business during the second quarter of 2021 and expects to continue to increase advertising revenues in the third and fourth quarters of 2021.

The Company's operating and staffing costs began to increase during the end of the second quarter of 2021 following the reopening of the remaining closed theaters and increases in attendance following major motion picture releases beginning in late May 2021.
Q2 2021 Results
Total revenue for the second quarter ended July 1, 2021 increased 250.0% to $14.0 million as compared to $4.0 million for the comparable quarter last year. Operating loss increased 24.4% to $29.6 million for the second quarter of 2021 from $23.8 million for the second quarter of 2020. Adjusted OIBDA decreased 47.2% to negative $18.7 million for the second quarter of 2021 from negative $12.7 million for the second quarter of 2020. Net loss for the second quarter of 2021 was $22.7 million, or $0.28 per diluted share, compared to net loss of $13.8 million, or $0.18 per diluted share, for the second quarter of 2020. As adjusted to exclude the impairment of long-lived assets, net loss per share for the second quarter ended July 1, 2021 would have remained the same and net loss per share for the second quarter ended June 25, 2020 would have decreased to $0.17 per diluted share. Adjusted OIBDA is a non-GAAP measure. See the tables at the end of this release for the reconciliations to the closest GAAP basis measurement.
Total revenue for the first six months ended July 1, 2021 decreased 71.8% to $19.4 million from $68.7 million for the comparable period last year. Operating loss increased 206.3% to $57.9 million for the first six months of 2021 from $18.9 million for the first six months of 2020. Adjusted OIBDA decreased to negative $34.9 million for the first six months of 2021 from positive $1.7 million for the first six months of 2020. Net loss for the first six months of 2021 was $42.1 million, or $0.53 per diluted share, compared to $17.5 million, or $0.22 per diluted share, for the first six months of 2020. As adjusted to exclude the impairment of long-lived assets, net loss per share for the six months ended July 1, 2021 and June 25, 2020 would have remained the same. Adjusted OIBDA is a non-GAAP measure. See the tables at the end of this release for the reconciliations to the closest GAAP basis measurement.
Dividend
The Company announced today that its Board of Directors has authorized the Company’s quarterly cash dividend of $0.05 per share of common stock. The dividend will be paid on September 6, 2021 to stockholders of record on August 23, 2021. The Company intends to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors consistent with the Company’s intention to distribute substantially all its free cash flow to stockholders through its quarterly dividend. The declaration, payment, timing and amount of any future dividends payable will be at the sole discretion of the Board of Directors who will consider general economic and advertising market business conditions, the Company’s financial condition, available cash, current and anticipated cash needs, and any other factors that the Board of Directors considers relevant which includes short-term and long-term impacts to the Company related to the COVID-19 pandemic, restrictions under the NCM LLC Credit Agreement and the current availability and funding of the unsecured revolving loan agreement between NCM Inc. and NCM LLC.
From the CEO
Commenting on the Company’s second quarter 2021 operating results and liquidity preservation measures in response to the COVID-19 pandemic, NCM CEO Tom Lesinski said, “The summer movie-going season is in full swing and we have been very encouraged by the way advertiser demand has picked-up with the box office success of several new releases. While our second quarter revenue was still significantly below pre-pandemic levels, the trends are encouraging as future marketing budgets are starting to be allocated to cinema now that clients can see for themselves that our valuable, young, engaged movie audience is reaching critical mass once again. Even though uncertainties related to the COVID-19 pandemic remain, we believe that we are well-positioned to reestablish the growth momentum that we had created before the pandemic started.”
2021 Outlook
Due to the continued uncertainties related to the COVID-19 pandemic over the near term and the impact of changes in consumer behavior on attendance following the reopening of the theaters, the Company is not providing revenue and Adjusted OIBDA guidance for the fiscal year ending December 30, 2021. The Company anticipates reviewing this guidance policy when it has more visibility into theater attendance trends and the level of commitments received in the national scatter market and as a result of our participation in the television upfront selling process. Following network attendance levels picking up in the second quarter of 2021 and theatrical release schedules firming-up for the remainder of 2021 but contingent upon sales within the scatter market given our limited upfront commitments in the third quarter of 2021, the Company expects its revenue exiting the third quarter of 2021 to be at a run rate of approximately half of 2019 levels and to achieve breakeven cash flow after debt service on an accrual basis. By the end of 2021 the Company expects to be trending back towards 2019 revenue levels and positive fourth quarter 2021 Adjusted OIBDA after debt service, assuming that the theatrical release schedule remains firm, box office attendance continues to rebound and the upfront is consistent with the Company's expectations.
Supplemental Information
Integration and other encumbered theater payments due from AMC associated primarily with Carmike Theaters for the quarter ended July 1, 2021 and June 25, 2020 and the six months ended July 1, 2021 and June 25, 2020, were $0.2 million, $0.0 million, $0.2 million and $1.4 million, respectively. Integration theater payments decreased from the six months ended June 25, 2020 to the six months ended July 1, 2021 because the Company generated negative Adjusted OIBDA during this period due to the closure of the encumbered theaters in response to the COVID-19 pandemic. These payments were recorded as a reduction of an intangible asset on the Balance Sheet and are not included in operating results or Adjusted OIBDA.
Conference Call
The Company will host a conference call and audio webcast with investors, analysts and other interested parties August 9, 2021 at 5:00 P.M. Eastern Time. The live call can be accessed by dialing 1-877-300-8521 or for international participants 1-412-317-6026. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.
The replay of the conference call will be available until midnight Eastern Time, August 23, 2021, by dialing 1-844-512-2921 or for international participants 1-412-317-6671, and entering conference ID 10158898.
About National CineMedia, Inc.
National CineMedia (NCM) is America’s Movie Network. As the largest cinema advertising network in the U.S., we unite brands with the power of movies and engage movie fans anytime and anywhere. NCM’s Noovie® pre-show is presented exclusively in 51 leading national and regional theater circuits including AMC Entertainment Inc. (NYSE:AMC), Cinemark Holdings, Inc. (NYSE:CNK) and Regal Entertainment Group (a subsidiary of Cineworld Group PLC, LON: CINE). NCM’s cinema advertising network offers broad reach and unparalleled audience engagement with over 20,800 screens in over 1,600 theaters in 195 Designated Market Areas® (all of the top 50). NCM Digital and Digital-Out-Of-Home (DOOH) go beyond the big screen, extending in-theater campaigns into online, mobile, and place-based marketing programs to reach entertainment audiences. National CineMedia, Inc. (NASDAQ:NCMI) owns a 48.2% interest in, and is the managing member of, National CineMedia, LLC. For more information, visit www.ncm.com and www.noovie.com.
Forward-Looking Statements
This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward-looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward-looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) level of theater attendance or viewership of the Noovie pre-show; 2) the impact of pandemics, epidemics or disease outbreaks, such as the novel coronavirus (COVID-19) and the success of actions taken to mitigate such situations, vaccine rollouts and potential changes to consumer behavior; 3) the availability and predictability of major motion pictures displayed in theaters; 4) increased competition for advertising expenditures; 5) our need for additional funding including the approved unsecured revolving loan agreement between NCM Inc. and NCM LLC, risks and uncertainties relating to our significant indebtedness; 6) changes to relationships with NCM LLC’s founding members; 7) inability to implement or achieve new revenue opportunities; 8) failure to realize the anticipated benefits of the 2019 amendments to the Company's exhibitor service agreements with Regal and Cinemark; 9) technological changes and innovations; 10) economic conditions, including the level of expenditures on and perception of cinema advertising; 11) our ability to renew or replace expiring advertising and content contracts; 12) reinvestment in our network and product offerings may require significant funding and resulting reallocation of resources; 13) fluctuations in and timing of operating costs; and 14) changes in interest rates. In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; sales and acquisitions of operating assets and investments; any future non-cash impairments of intangible and fixed assets; amounts related to litigation or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings, including the “Risk Factor” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, for further information about these and other risks. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result, of new information, future events or otherwise, except as required by law.

INVESTOR CONTACT:
Ted Watson
800-844-0935
investors@ncm.com

NATIONAL CINEMEDIA, INC.
Condensed Consolidated Statements of Income Unaudited
($ in millions, except per share data)

	Quarter Ended		Six Months Ended
	July 1, 2021	June 25, 2020	July 1, 2021	June 25, 2020
Revenue	$14.0	$4.0	$19.4	$68.7
OPERATING EXPENSES:
Advertising operating costs	3.2	1.1	4.7	7.3
Network costs	1.9	1.6	3.7	4.5
Theater access fees and revenue share to founding members	11.2	—	14.3	17.7
Selling and marketing costs	8.9	6.7	16.6	20.6
Administrative and other costs	9.6	7.4	19.8	17.2
Impairment of long-lived assets	—	1.7	—	1.7
Depreciation expense	2.6	3.2	5.9	6.4
Amortization of intangibles recorded for network theater screen leases	6.2	6.1	12.3	12.2
Total	43.6	27.8	77.3	87.6
OPERATING LOSS	(29.6)	(23.8)	(57.9)	(18.9)
NON-OPERATING EXPENSES:
Interest on borrowings	16.9	13.6	31.6	27.2
Interest income	(0.1)	(0.3)	(0.1)	(0.5)
Loss on modification and retirement of debt, net	0.4	0.3	0.8	0.3
Loss on re-measurement of the payable to founding members under the tax receivable agreement	0.1	0.1	(1.4)	0.3
Other non-operating expense (income)	—	0.1	0.1	—
Total	17.3	13.8	31.0	27.3
LOSS BEFORE INCOME TAXES	(46.9)	(37.6)	(88.9)	(46.2)
Income tax benefit	—	(4.2)	—	(4.6)
CONSOLIDATED NET LOSS	(46.9)	(33.4)	(88.9)	(41.6)
Less: Net loss attributable to noncontrolling interests	(24.2)	(19.6)	(46.8)	(24.1)
NET LOSS ATTRIBUTABLE TO NCM, INC.	$(22.7)	$(13.8)	$(42.1)	$(17.5)

NET LOSS PER NCM, INC. COMMON SHARE
Basic	$(0.28)	$(0.18)	$(0.53)	$(0.22)
Diluted	$(0.28)	$(0.18)	$(0.53)	$(0.22)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	80,115,377	77,995,951	79,298,366	77,879,959
Diluted	80,115,377	77,995,951	79,298,366	77,879,959

Dividends declared per common share	$0.05	$0.07	$0.10	$0.26

NATIONAL CINEMEDIA, INC.
Selected Condensed Balance Sheet Data
Unaudited ($ in millions)

	As of
	July 1, 2021	December 31, 2020
Cash, cash equivalents and marketable securities	$149.0	$181.8
Receivables, net	11.8	16.2
Property and equipment, net	23.5	27.5
Total assets	851.0	886.2
Borrowings, gross	1,108.8	1,060.3
Total equity/(deficit)	(349.0)	(268.6)
Total liabilities and equity	851.0	886.2

NATIONAL CINEMEDIA, INC.
Operating Data
Unaudited

	Quarter Ended
	July 1, 2021	June 25, 2020
Total Screens (100% Digital) at Period End (1)(5)(6)	20,883	20,990
Founding Member Screens at Period End (2)(5)(6)	16,492	16,935

	Quarter Ended		Six Months Ended
(in millions)	July 1, 2021	June 25, 2020	July 1, 2021	June 25, 2020
Total Attendance for Period (3)(5)	49.1	0.2	62.9	120.6
Founding Member Attendance for Period (4)(5)	38.5	—	48.7	99.8
Capital Expenditures (7)	$0.9	$2.2	$3.4	$5.5

(1)	Represents the total screens within NCM LLC’s advertising network.
(2)	Represents the total founding member screens.
(3)	Represents the total attendance within NCM LLC’s advertising network.
(4)	Represents the total attendance within NCM LLC’s advertising network in theaters operated by the founding members.
(5)	Excludes screens and attendance associated with certain AMC Carmike theaters for certain periods presented.
(6)	Excludes the temporary theater closures in response to the COVID-19 pandemic.
(7)	Includes certain other implementation costs associated with Cloud Computing Arrangements.

NATIONAL CINEMEDIA, INC.
Operating Data
Unaudited
(In millions, except advertising revenue per attendee, margin and per share data)

	Quarter Ended		Six Months Ended
	July 1, 2021	June 25, 2020	July 1, 2021	June 25, 2020
Revenue breakout:
National and regional advertising revenue	$8.9	$1.7	$12.6	$51.5
Local advertising revenue	3.0	2.3	4.2	11.7
Total advertising revenue (excluding beverage)	$11.9	$4.0	$16.8	$63.2

Total revenue	$14.0	$4.0	$19.4	$68.7

Per attendee data:
National and regional advertising revenue per attendee	$0.181	NM	$0.200	$0.427
Local advertising revenue per attendee	$0.061	NM	$0.067	$0.097
Total advertising revenue (excluding beverage) per attendee	$0.242	NM	$0.267	$0.524
Total revenue per attendee	$0.285	NM	$0.308	$0.570
Total attendance (1)	49.1	0.2	62.9	120.6

Other operating data:
Operating loss	$(29.6)	$(23.8)	$(57.9)	$(18.9)
Adjusted OIBDA (2)	$(18.7)	$(12.7)	$(34.9)	$1.7
Adjusted OIBDA margin (2)	(133.6)%	(317.5)%	(179.9)%	2.5%

Loss per share - basic	$(0.28)	$(0.18)	$(0.53)	$(0.22)
Loss per share - diluted	$(0.28)	$(0.18)	$(0.53)	$(0.22)

Adjusted loss per share - diluted (2)	$(0.28)	$(0.17)	$(0.53)	$(0.22)

(1)	Represents the total attendance within NCM LLC’s advertising network. Excludes screens and attendance associated with certain AMC Carmike theaters for certain periods presented.
(2)	Adjusted OIBDA, Adjusted OIBDA margin and adjusted loss per share are not financial measures calculated in accordance with GAAP in the United States. See attached tables for the non-GAAP reconciliations.

NATIONAL CINEMEDIA, INC.
Non-GAAP Reconciliations
Unaudited
Adjusted OIBDA and Adjusted OIBDA Margin
Adjusted Operating Income Before Depreciation and Amortization (“Adjusted OIBDA”) and Adjusted OIBDA margin are not financial measures calculated in accordance with GAAP in the United States.  Adjusted OIBDA represents operating income (loss) before depreciation expense adjusted to also exclude amortization of intangibles recorded for network theater screen leases and non-cash share-based compensation costs. Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue. Our management uses these non-GAAP financial measures to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on the Company's operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation policies, amortization of intangibles recorded for network theater screen leases, non-cash share based compensation programs, debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization of intangibles recorded for network theater screen leases, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s share-based payment costs. Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as an indicator of operating performance, nor should it be considered in isolation of, or as a substitute for, financial measures prepared in accordance with GAAP. The Company believes that operating income (loss) is the most directly comparable GAAP financial measure to Adjusted OIBDA. Because not all companies use identical calculations, these non-GAAP presentations may not be comparable to other similarly titled measures of other companies, or calculations in the Company’s debt agreement.
The following tables reconcile operating loss to Adjusted OIBDA for the periods presented (dollars in millions):

	Quarter Ended		Six Months Ended
	July 1, 2021	June 25, 2020	July 1, 2021	June 25, 2020
Operating loss	$(29.6)	$(23.8)	$(57.9)	$(18.9)
Depreciation expense	2.6	3.2	5.9	6.4
Amortization of intangibles recorded for network theater screen leases	6.2	6.1	12.3	12.2
Share-based compensation costs (1)	2.1	0.1	4.8	0.3
Impairment of long-lived assets (2)	—	1.7	—	1.7
Adjusted OIBDA	$(18.7)	$(12.7)	$(34.9)	$1.7
Total revenue	$14.0	$4.0	$19.4	$68.7
Adjusted OIBDA margin	(133.6)%	(317.5)%	(179.9)%	2.5%

Adjusted OIBDA	$(18.7)	$(12.7)	$(34.9)	$1.7
Integration and encumbered theater payments	0.2	1.4	0.2	1.4
Adjusted OIBDA after integration and encumbered theater payments	$(18.5)	$(11.3)	$(34.7)	$3.1

(1)
Share-based compensation costs are included in network operations, selling and marketing and administrative expense in the accompanying financial tables as shown in the following table (dollars in millions).

	Quarter Ended		Six Months Ended
	July 1, 2021	June 25, 2020	July 1, 2021	June 25, 2020
Share-based compensation costs included in network costs	$0.2	$—	$0.3	$0.1
Share-based compensation costs included in selling and marketing costs	0.5	0.1	1.0	0.2
Share-based compensation costs included in administrative and other costs	1.4	—	3.5	—
Total share-based compensation costs	$2.1	$0.1	$4.8	$0.3

(2)	The impairment of long-lived assets primarily relate to the write off of certain internally developed software.

Adjusted Net Loss and Loss per Share
Adjusted net loss and loss per share are not financial measures calculated in accordance with GAAP in the United States. Adjusted net loss and loss per share are calculated using reported net loss and loss per share and exclude the impairment of long-lived assets. Our management uses these non-GAAP financial measures as an additional tool to evaluate operating performance. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to a method used by the Company’s management and helps improve their ability to understand the Company’s operating performance. Adjusted net loss should not be regarded as an alternative to net loss and should not be regarded as an alternative to loss per share or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that net loss and loss per share are the most directly comparable GAAP financial measures. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles as reported net loss and loss per share to adjusted net loss and loss per share excluding the impairment of long-lived assets for the periods presented (dollars in millions):

	Quarter Ended		Six Months Ended
	July 1, 2021	June 25, 2020	July 1, 2021	June 25, 2020
Net loss as reported	$(22.7)	$(13.8)	$(42.1)	$(17.5)
Impairment of long-lived assets (1)	—	1.7		1.7
Effect of noncontrolling interests (51.8%, 52.0%, 51.8% and 52.0%, respectively)	—	(0.9)	—	(0.9)
Effect of provision for income taxes (0.0%, 23.5%, 0.0% and 20.8% blended rates, respectively) (2)	—	(0.2)	—	(0.2)
Net effect of adjusting items	$—	$0.6	$—	$0.6
Diluted net loss excluding adjusting items	$(22.7)	$(13.2)	$(42.1)	$(16.9)

Weighted Average Shares Outstanding as reported
Diluted	80,115,377	77,995,951	79,298,366	77,879,959

Diluted loss per share as reported	$(0.28)	$(0.18)	$(0.53)	$(0.22)
Net effect of adjusting items	—	0.01	—	—
Diluted loss per share excluding adjusting items	$(0.28)	$(0.17)	$(0.53)	$(0.22)

(1)	The impairments of long-lived assets primarily relate to the write off of certain internally developed software.
(2)	The rates utilized to tax effect the adjusting items represent the effective tax rates for the respective periods.